EXHIBIT 23.4


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Highlands Insurance Group, Inc. for the registration of 1,656,780 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 1996 (except for Note 14, as to which the date is March 22, 1996), with respect to the consolidated financial statements of Vik Brothers Insurance, Inc. and subsidiaries incorporated by reference in its Current Report on Form 8-K dated June 27, 1997, filed with the Securities and Exchange Commission.


                                                /s/ERNST & YOUNG LLP


June 25, 1997
Raleigh, North Carolina